Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-157236, No. 333-37500, and No. 333-108321) pertaining to The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates of our report dated June 23, 2023, with respect to the financial statements and schedule of The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates included in this Form 11-K for the year ended December 31, 2022.

/s/ Ernst & Young, LLP

San Antonio, Texas
June 23, 2023